DENTSPLY International
                                                World Headquarters
                                                Susquehanna Commerce Center
                                                221 West Philadelphia Street
                                                York, PA 17405-0872
                                                (717) 849-4273
                                                Fax (717) 849-4760

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         George R. Rhodes                           FOR IMMEDIATE RELEASE
         Vice President
         Corporate Communications
         (717) 849-4273




                DR. WENDY L. DIXON APPOINTED DENTSPLY DIRECTOR


York, PA - July 6, 2005 - DENTSPLY International Inc. (Nasdaq-XRAY) announced today that Dr. Wendy L. Dixon was appointed as a new Director to the Company's Board, with her initial term expiring at the conclusion of the 2006 Annual Meeting of Shareholders.

Dr. Dixon holds the position of President, Global Marketing, Chief Marketing Officer for Bristol-Myers Squibb Company, a $19 billion global pharmaceutical company. In this position, she is responsible for leading the Bristol-Myers Squibb Global Marketing group to commercialize new products and establish strategies for existing products. She joined Bristol-Myers Squibb in December 2001 and also serves on the Company's Executive Committee.

Prior to joining Bristol-Myers Squibb, Dr. Dixon held executive management positions at Merck & Company from 1996 through November 2001, most recently as Senior Vice President Marketing. Prior to her position at Merck, she held management positions at several companies, including Osteotech and Centocor, where she established that company's European biologies business. She began her career as a biochemist at SmithKline, and subsequently held regulatory, marketing and strategy positions there.

Dr. Dixon earned her Bachelor and Masters degrees in Natural Sciences and a Ph.D. in biochemistry at Cambridge University in England.

Mr. Gary K. Kunkle, Jr., Chairman and Chief Executive, said, "DENTSPLY is extremely pleased and fortunate to have an executive with the skills and experience of Dr. Dixon as a member of our Board of Directors and we look forward to her contributions to our continued success."



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DENTSPLY  designs,  develops,   manufactures  and  markets  a  broad  range  of
products for the dental market. The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, precious metal
dental  alloys,   dental  ceramics,   endodontic   instruments  and  materials,
prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental
handpieces,    dental    x-ray   film    holders,    film   mounts   and   bone
substitute/grafting   materials;   and  a  leading  worldwide  manufacturer  or
distributor   of   dental   injectible   anesthetics,   impression   materials,
orthodontic appliances, dental cutting instruments and dental implants. The Company distributes its dental products in over 120 countries under some of the most well established brand names in the industry.

DENTSPLY  is  committed  to  the  development  of  innovative,   high  quality,
cost-effective new products for the dental market.


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